UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

EPILOG IMAGING SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	27- 2957582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

75 East Santa Clara Street, Suite 600 San Jose, CA	95113
(Address of principal executive office)	(Postal Code)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS RGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Epilog Imaging Systems, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the Epilog Imaging Systems, Inc. Offering Circular filed pursuant to Regulation A, or the Offering Circular, under the caption “RISK FACTORS” and which are incorporated herein by reference to the Offering Circular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Epilog”, and the “company”, means Epilog Imaging Systems, Inc., unless otherwise indicated. All dollar amounts in this Annual Report are expressed in U.S. dollars, unless otherwise indicated.

Management Discussion and Analysis is intended to be read in conjunction with the company’s financial statements and the integral notes (“Notes”) thereto for the year ended December 31, 2021. The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. It changed its name to Epilog Imaging Systems, Inc. on July 27, 2015, at which point it began operations.

Epilog develops advanced robotics and computer vision technology to help humans with repetitive tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry.

The company is seeking to bring human-quality, AI-based vision driver-assistance technology to millions of cars already on the road today (mobile solutions) as well as queue management systems for monitoring the flow of people and vehicles (stationary solutions). The company’s products offer high image quality AI in the form of compact and cost-efficient devices. Epilog products were designed for and best suited to monitoring large spaces such as highways, transportation hubs, parking lots, and arenas.

Epilog’s unique vision technology can see the world around us with an estimated 10x-100x better cost-performance than other systems on the market today. The technology has nine patents granted and several others pending. The company believes that it has an estimated 10-year lead over competing companies.

Epilog technology currently addresses three main markets in which to deploy its human-level AI vision systems, listed in order of importance:

•	Autonomous vehicles (driver assistance)

•	Queue management (flow of people and vehicles)

•	Super-resolution imaging (Sports & entertainment, remote inspection)

Beginning in the first quarter of 2021, Epilog started production of its first queue management product, Wellcome, a patent-pending remote body temperature measuring device. Epilog was test-marketed for use in restaurants, hotels, medical offices, and other small to medium size businesses. Further development of Wellcome is pending the following changes in the market conditions:

•	Completion of patent application processing by the USPTO.

•	The end of COVID 19 pandemic announcement.

•	An increase in production of certain components required to build Wellcome.

•	Development of additional software for heart monitoring and oxygen level sensing.

•	An increase in labor supply, in particular software engineers with AI experience.

The development of the Luma concept into “CloseView” is pending the following changes in the market conditions:

•	An increase in the production of certain components required to build Close View.

•	An increase in labor supply, in particular software engineers with AI experience

•	Development of additional software.

The company has decided to focus available resources on it’s self-driving product, SideCar. We currently intend to complete development of Wellcome and Closeview for licensing purposes to third party(ies) only, pending availability of additional resources.

We have procured key components for and have prioritized the production of 1000 units of SideCar as of 4Q22. We are currently offering the:

•	Luma evaluation system (“EVK”)

•	SideCar at a price of $999.

The company is accepting SideCar reservations, SideCar is expected to be commercially available in 2023. SideCar is an extremely complex product. Similar systems (for example the Tesla Autopilot Driver Asssitqance System) has been in development and testing for almost eight years. The company has not yet generated signifcant revenues from sales, but expects to begining in 2023.

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Development initiatives for Sidecar

•	Pre-production hardware and software is ready as of Q4 2022.

•	SideCar to support Toyota’s best-selling models (Corolla, RAV4 and Highlander).

•	Integration and compatibility testing with Toyota and Honda vehicles completed.

•	Remote connectivity functions via an iPhone app to help monitor the vehicle in development.

•	Remote connectivity functions via an iPhone app to provide control functions is in development.

To date we have accomplished the following:

•	8 patents approved and others pending.

•	Created a production-ready model in partnership with Jabil Optics and in collaboration with several large automotive manufacturers

•	Completed the bulk of development and test-marketed the Wellcome, health monitoring system

•	Have developed a concept for CloseView (Luma v2.0).

•	Completed the bulk of development for SideCar and have started production for 1000 units as of Q4 2022

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ITEM 2. MANANAGEMENT ANALYSIS AND DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Annual Report.

RESULTS OF OPERATIONS

Year Ended December 31, 2021, Compared to Year Ended December 31, 2020

Epilog generated $0 in revenues for the year ended December 31, 2021, compared to $10,000 for the year ended December 31, 2020.

In 2021 the company transitioned from research and development to beginning production and preparing for product sales and support.

The operating expenses currently consist of: (i) advertising and promotion, (ii) general and administrative costs, (iii) payroll expenses, (iv) professional fees, (v) research and development, and (v) depreciation and amortization. Total operating expenses totaled $1,056,842 for the year ended December 31, 2021, compared to $361,035, an increase of 192%. The increase was primarily due to increases in: (i) advertising and promotion of approximately $275,000, (ii) payroll expenses of approximately $190,000, and (iii) research and development of $100,00. These increases were due to the expenses related to conducting our offerings of securities, promoting our products and compensating management.

As a result of the foregoing, the company generated a net loss of $1,062,326 for the year ended December 31, 2021compared to a net loss of $291,963 for the year ended December 31, 2020.

LIQUIDITY AND FINANCIAL CONDITION

WORKING CAPITAL	December 31, 2021	December 31, 2020
Current assets	$1,256,284	$376,482
Current liabilities	461,809	412,882
Working capital (deficit)	$794,475	$(36,400)

	For the year ended
CASH FLOWS	December 31, 2021	December 31, 2020
Cash flow used by operating activities	$(937,611)	$(385,768)
Cash flow proved (used) by investing activities	(81,190)	(30,877)
Cash flow provided by financing activities	1,898,603	762,423
Net increase (decrease) in cash during year	$(1,979,793)	$(793,300)

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Starting on March 28, 2021, the company commenced its initial Regulation A offering. The Regulation A offering consisted of Common Stock. As of December 31, 2021, the company has sold 1,998,091 shares of Common Stock at a price of $1.40 per share, including 133,936 bonus shares, for a total of $2,601,111 less issuance costs of $702,508. Further, the financial statements and related notes included in this Annual Report only reflect a portion of the proceeds received, and that due to processing delays, securities subscribed for prior to the offering close on December 17, 2021 were not received until as late as August 2022.

The company’s current capital resources come from investments and contracts. Most company employees continue to receive a significant part of their compensation as equity payments to conserve cash for research & development, product development, and new fundraising activities.

The company maintains a relatively low overhead. As the company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed.

The company has conducted a successful crowdfunding campaign that has made cash available for the purpose of initial product deliveries.

On December 31, 2021, the company’s cash on hand was $1,256,284, with total assets of $1,607,120. The amount of cash on hand was due to the infusion of new capital from the Regulation A offering. As of December 31, 2020, the company’s cash on hand was $376,482, with total assets of $713,591.

For the periods ended December 31, 2021, and December 31, 2020, the company had total liabilities of $456,809 and $412,882,  respectively. The largest component of company liabilities is shareholder advances which were previously used to assist with the costs of operations. On December 31, 2021, and December 31, 2020, the amount of advances outstanding is $227,525 and $227,525, respectively.

The company has recorded losses since inception, and as of December 31, 2021, had an accumulated deficit of $2,132,115 compared to an accumulated deficit of $1,069,789 as of December 31, 2020.

The company plans to continue additional fundraising through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Recent Offerings of Securities and Outstanding Debt

On January 22, 2021, the company issued a total of 17,667 shares of common stock priced at $0.75 per share for a total of $13,250.25 to two individuals in lieu of services for production of Epilog Reg A+ campaign video.

On February 1, 2021, we issued 42,962 shares from our Reg CF offering valued at $0.75 per share for a total of $31,255 associated with shares to be issued as of December 31, 2020.

On March 28, 2021, the company launched its Reg A+ campaign on Start Engine. The company closed its Regulation A offering on December 17, 2021.

For the year ended December 31, 2021, the company issued 1,998,091 shares of its Common Stock in conjunction with its Reg A+ securities offering for $2,601,111 for cash proceeds of $1,898,603 net of issuance costs of $702,508.

As of December 31, 2021, the company had outstanding stock subscriptions receivable of $100,000.

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Property

On January 1, 2022, the company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2002 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December, 31, 2023.

Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.

•	WellCome was designed by the company as a digital health assistance system in response to COVID-19, which we expect to continue to be a long-term need although COVID-19 ended according to government sources as of September 19, 2022.

•	COVID-19 has had a significant and disrupting effect on the global availability of semiconductor components, and this is expected to be a continuing trend negatively impacting the automotive industry.

•	According to US DOT traffic volume, as of March 2022 traffic volume has recovered to pre-COVID levels.

•	CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities (to SideCar) We expect development on CloseView will be completed in the 2025 time frame.

Specifically, the company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and WellCome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.

•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.

•	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020, an increase of 30% compared to 2010.

•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

Going Concern

The company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, or ultimately to attain profitability. Potential sources of cash, or relief of demand for cash, include additional external debt, the sale of shares of the company’s stock or alternative methods such as mergers or sale of the company’s assets. No assurances can be given, however, that the company will be able to obtain any of these potential sources of cash. The company currently requires additional cash funding from outside sources to sustain existing operations and to meet current obligations and ongoing capital requirements.

The company plans for the long-term continuation as a going concern include financing future operations through sales of our equity and/or debt securities and the anticipated operation of the company’s production and sale of plants.

COVID-19 and Industry Trends

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic based on the rapid increase in global exposure. COVID-19 continues to spread throughout the world. The world outbreak of COVID-19 has severely disrupted the supply of electronic components, and specifically the supply of electronic components with regards to the automotive industry.

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The unprecedented nature of the COVID-19 pandemic and its impact results in uncertainty about future market conditions, the impacts on our business, and consequently, the assumptions we use to develop forecasts of business performance. There is no guarantee that the company’s revenue will grow or remain at similar levels. Depending on conditions, we may have to review our assumptions which may result in additional adjustments or impairments of assets in 2022.

Off Balance Sheet Arrangements

The company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/CEO/ Secretary/Treasurer	58	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO	26	June 1, 2015, until Present	Full Time
Marc Munford	Business Development	58	Secretary, September 16, 2020, until present	Full Time
Kelly Stopher	CFO	59	November 5, 2021 until Present	Part Time
Board of Directors
Michael Mojaver	Director	58	January 1, 2015, until Present
Rony Greenberg	Director	60	September 16, 2020, until present

Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position for ten years, from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989.

Lance Mojaver: Co-founder, CTO

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position for five years, from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating video cameras from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business Development

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

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Kelly J. Stopher, CFO

Mr. Stopher has 30 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp., a US-based company quoted via the OTC Markets, on October 20, 2010, and still holds such position. Mr. Stopher is currently also CFO for United States Antimony Corporation. Mr. Stopher was previously the CFO of Zenlabs Holdings, Inc. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies. In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojever and Lance Mojaver are family members.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2021, Epilog paid the following annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
Michael Mojaver	Salary	$65,000	-0-	$65,000
Lance Mojaver	Salary	$76,400	-0-	$76,400
Kelly Stopher(a)	Contractor	$4,000	-0-	$4,000

(a)

Mr. Stopher provides all services typical of an accounting department for a small company. Mr. Stopher’s firm, Palouse Advisory Partners, LLC, is an independent contractor, with business management and consulting interests with other companies that are independent of the consulting agreement he currently has in place with the company.

For the fiscal year ended December 31, 2021, the company paid its directors and executive officers as a group 0 shares.

As of December 31, 2021, these shares have been allocated to the applicable directors and executives, however, the shares have not yet been issued to them. There is one director in this group.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following tables set forth the ownership, as of March 6, 2020, of our Subordinate Shares and multivoting shares held by each person known by us to be the beneficial owner of more than 5% of our outstanding voting shares, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of this circular, the company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, a shareholder of the company advanced funds for operations. During the year ended December 31, 2021, the shareholder advanced $Nil to the company. On December 31, 2021, the amount of advances outstanding is $227,525 and is recorded under ‘notes payable related party’ on the balance sheet. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2021 was $98,921.

For the year ended December 31, 2021, the company reimbursed an officer of the company for leased space in San Francisco,California utilized primarily for office space at a rate of $5,500 per month for the period commencing May 15, 2021, and ending June 30, 2022. The officer utilizes a room in the premises for his personal use. The remainder of the premises and garage area are utilized for company business. For the year ended December 31, 2021, the company expensed $33,000 related to the lease.

ITEM 6. OTHER INFORMATION.

None

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ITEM 7. FINANCIAL STATEMENTS.

EPILOG IMAGING SYSTEMS, INC.

Audited Financial Statements

For the Years Ended December 31, 2021 and 2020

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit and net losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-1

Patents

Description of the Critical Audit Matter

As discussed in Note 3 to the financial statements, patents are recorded at cost and amortized over useful life. Auditing management's determination of useful life of patents and impairment of patents was complex and highly judgmental due to the significant estimation required.

How the Critical Audit Matter Was Addressed in the Audit

To test the estimated useful life of patents, we performed audit procedures that included, among other things, assessing methodologies, testing the significant assumptions related to impairment of patents and testing useful lives for appropriateness. We tested the existence of the patents, utilized our own estimates, and compared our expected results to management’s estimates.

We have served as the Company’s auditor since 2019.

Spokane, Washington
October 3, 2022

F-2

EPILOG IMAGING SYSTMS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,256,284	$376,482
TOTAL CURRENT ASSETS	1,256,284	376,482
FURNITURE AND EQUIPMENT, NET	63,548	23,390
SECURITY DEPOSIT	2,170	2,170
INTANGIBLE ASSETS, NET	290,118	311,549
TOTAL ASSETS	$1,612,120	$713,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$119,912	$75,167
Accrued interest, related party	98,921	96,513
Advances, related party	15,451	13,677
Notes payable, related party	227,525	227,525
TOTAL CURRENT LIABLITIES	456,809	412,882
TOTAL LIABILITIES	456,809	412,882
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common Stock, $0.0001 par value; 25,000,000 shares authorized; 15,743,647 and 13,648,927 shares issued and outstanding	1,574	1,365
Additional paid-in capital	3,380,852	1,428,412
Subscriptions receivable	(100,000)	(90,534)
Shares to be issued	-	31,255
Accumulated deficit	(2,132,115)	(1,069,789)
TOTAL STOCKHOLDERS’ EQUITY	1,150,311	300,709
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,607,120	$713,591

The accompanying footnotes are an integral part of these financial statements.

F-3

EPILOG IMAGING SYSTMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2021 and 2020

	2021	2020
Revenue	$-	$10,000
Cost of goods sold	-	8,827
GROSS PROFIT	-	1,173

OPERATING EXPENSES
Advertising and promotion	344,234	78,705
Auto and travel	21,211	6,188
General and administrative expense	67,606	45,267
Insurance	9,820	292
Payroll expense	270,015	83,057
Professional fees	95,666	77,092
Occupancy and facility	83,357	35,299
Research and development	102,470	12,335
Depreciation and amortization	62,463	24,800
TOTAL OPERATING EXPENSES	1,056,842	363,035
NET LOSS FROM OPERATIONS	(1,056,842)	(361,862)
OTHER INCOME (EXPENSE)
Gain on settlement of debt	-	72,309
Interest expense	(5,484)	(2,410)
TOTAL OTHER INCOME (EXPENSE)	(5,484)	69,899
NET LOSS BEFORE INCOME TAX	(1,062,326)	(291,963)
Provision (benefit) for income tax	-	-
NET LOSS	$(1,062,326)	$(291,963)
Basic and diluted loss per share	$(0.07)	$(0.02)
Basic and diluted weighted average shares outstanding	14,230,201	13,684,927

The accompanying footnotes are an integral part of these financial statements.

F-4

EPILOG IMAGING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2021 and 2020

	Common stock
	Shares issued	Par value $0.0001 per share	Additional paid in capital	Subscriptions receivable	Shares to be issued	Accumulated deficit	Total shareholders’ equity

BALANCE, December 31, 2019	12,297,696	$1,226	$580,849	$-	$-	$(777,826)	$(195,751)
Common shares issued for cash	1,387,231	139	1,009,031	(90,534)	-	-	918,636
Issuance costs	-	-	(161,468)	-	-	-	(161,468)
Shares to be issued	-	-	-	-	31,255	-	31,255
Net loss	-	-	-	-	-	(291,963)	(291,963)
BALANCE, December 31, 2020	13,684,927	1,365	1,428,412	(90,534)	31,255	(1,069,789)	300,709
Common shares issued-Reg CF	42,962	4	31,251	-	(31,255)	-	-
Common shares issued for cash	1,998,091	203	2,610,374	(9,466)	-	-	2,601,111
Issuance costs	-	-	(702,508)	-	-	-	(702,508)
Shares issued for services	17,667	2	13,323	-	-	-	13,325
Net loss	-	-		-	-	(1,062,326)	(1,062,326)
BALANCE, December 31, 2021	15,743,647	$1,574	$3,380,852	$(100,000)	$-	$(2,132,115)	$1,150,311

The accompanying footnotes are an integral part of these financial statements.

F-5

EPILOG IMAGING SYSTMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,062,326)	$(291,963)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	62,463	24,800
Shares issued for services	13,325	-
Changes in operating assets and liabilities:
Other assets	-	(2,170)
Accounts payable and accrued liabilities	44,745	(122,242)
Accrued liabilities, related party	4,182	5,807
Net cash used by operating activities	(937,611)	(385,768)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(50,277)	(25,189)
Patent filings	(30,913)	(5,688)
Net cash used by investing activities	(81,190)	(30,877)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs	1,898,603	788,423
Repayment of convertible notes	-	(30,000)
Proceeds from related parties	-	4,000
Net cash provided by financing activities	1,898,603	762,423
Net increase in cash and cash equivalents	879,802	345,778
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	376,482	30,704
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,256,284	$376,482

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash	$589	$-
Taxes paid	$-	$-

The accompanying footnotes are an integral part of these financial statements.

F-6

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Epilog Imaging Systems, Inc. (“the Company”) was incorporated on June 28, 2010 under the laws of the State of Delaware, and is headquartered in San Jose, CA. The Company is creating imaging technologies that meet and exceed the capabilities of human vision.

On July 12, 2021 Epilog formed a new wholly-owned subsidiary, Aperis, LLC (“Aperis”), a California limited liability company. Aperis was established to differentiate the branding for the Company’s queue management products, distinguishing it from the self-driving technology of Epilog Imaging Systems, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year‐end is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Aperis, LLC. All intercompany balances and transactions are eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets, the collection of accounts receivable, valuation of inventory and intangible assets.

Reclassifications

Certain reclassifications have been made to the 2020 financial statements to conform to the 2021 presentation. These reclassifications have no effect on the results of operations, shareholders’ equity and cash flows as previously reported.

Risks and Uncertainties

As of December 31, 2021, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintain the majority of its cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits. For purposes of the statement of cash flows the Company considers all cash and highly liquid investments with initial maturities of one year or less to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit.

F-7

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

Accounts Receivable

The Company may grant credit to our customers and does not require collateral. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. Reserves for un-collectable amounts are provided, based on past experience and a specific analysis of the accounts. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

Equipment

Equipment is stated at cost. Significant improvements are capitalized and depreciated. Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses.

Long –Lived Assets

Management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. There can be no assurance however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the years ended December 31, 2021 and December 31, 2020, the Company recognized $344,234 and $78,705, respectively in advertising costs recorded under the heading ‘General and administrative’ in the statement of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight‐line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary on December 31, 2021 or December 31, 2020.

Convertible Notes

The Company received $30,000 from an investor in December 2019 for a convertible note as part of a funding campaign. The loan was never finalized, and the funds were returned to the investor in January 2020. There was no actual note signed and therefore no specific terms.

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).

Performance Obligations Satisfied Over Time

FASB ASC 606-10-25-27 through 25-29, 25-36 through 25-37, 55-5 through 55-10

An entity transfers control of a good or service over time and satisfies a performance obligation and recognizes revenue over time if one of the following criteria is met:

F-8

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

a.	The customer receives and consumes the benefits provided by the entity’s performance as the entity performs (as described in FASB ASC 606-10-55-5 through 55-6).

b.	The entity’s performance creates or enhances an asset (for example, work in process) that the customer controls as the asset is created or enhanced (as described in FASB ASC 606-10-55-7).

c.

The entity’s performance does not create an asset with an alternative use to the entity (see FASB ASC 606-10-25-28), and the entity has an enforceable right to payment for performance completed to date (as described in FASB ASC 606-10-25-29).

Performance Obligations Satisfied at a Point in Time

FASB ASC 606-10-25-30

If a performance obligation is not satisfied over time, the performance obligation is satisfied at a point in time. To determine the point in time at which a customer obtains control of a promised asset and the entity satisfies a performance obligation, the entity should consider the guidance on control in FASB ASC 606-10-25-23 through 25-26. In addition, it should consider indicators of the transfer of control, which include, but are not limited to, the following:

a.	The entity has a present right to payment for the asset

b.	The customer has legal title to the asset

c.	The entity has transferred physical possession of the asset

d.	The customer has the significant risks and rewards of ownership of the asset

e.	The customer has accepted the asset

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. In addition, a) the company also does not have an alternative use for the asset if the customer were to cancel the contract, and b.) has a fully enforceable right to receive payment for work performed (i.e., customers are required to pay as various milestones and/or timeframes are met)

For the year ended December 31, 2020, the company recognized revenue of $10,000. The revenue in 2020 was derived solely from one customer. The Company delivered a proof-of-concept 8K video and dual mode thermal imaging camera with onboard artificial intelligence platform during the year ended December 31, 2020. There was no revenue recognized during the year ended December 31, 2021.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

The Company is unable to reasonably estimate future costs that will be incurred under its warranty program on revenue recognized as of December 31, 2021, and the Company anticipates the amounts associated with revenues recognized as of December 31, 2021 to be immaterial to the financial statements.

No revenue was recognized for the year ended December 31, 2021.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

F-9

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

•

Level 1 ‐Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange‐traded instruments and listed equities.

•

Level 2 ‐Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•

Level 3 ‐Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company’s financial instruments consist of cash, prepaid expenses, inventory, accounts payable, convertible notes payable, advances from related parties. The estimated fair value of cash, prepaid expenses, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period. Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Other Comprehensive Income

There are no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants and other convertible instruments.

At December 31, 2021, the Company had outstanding common shares of 15,743,647 used in the calculation of basic earnings per share. Basic weighted average common shares and equivalents for the year ended December 31, 2021 were 14,230,201. As of December 31, 2021, there was no outstanding instruments that could be dilutive and diluted weighted average common shares and equivalents were withheld from the calculation as they were considered anti-dilutive.

Research and Development

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. During the year ended December 31, 2020, the Company recognized $12,334 in research and development costs. During the year ended December 31, 2021, the Company recognized $102,470 in research and development costs.

F-10

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

Share-Based Compensation

The Company accounts for stock‐based compensation in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock‐based compensation cost is measured at the grant date based on the fair value of the award.

On September 14, 2020, the board of directors approved to allocate 670,000 shares for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2018, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the year ended December 31, 2020 using a U.S. Federal Tax Rate of 21% and an estimated state of California rate of 9%.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is no longer subject to U.S. federal tax examinations for years prior to fiscal 2018. Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 2021, we had a net operating loss carry-forward of approximately $2,132,115 and a deferred tax asset of $639,635 using the statutory rate of 30% (US. Federal rate of 21% and the state of California rate of 9%. For tax years prior to January 2018, the deferred tax asset may be recognized in future periods, not to exceed 20 years. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and before January 1, 2021 (e.g., NOLs incurred in 2018, 2019, or 2020 by a calendar-year taxpayer) may be carried back to each of the five tax years preceding the tax year of such loss. Since the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), NOLs generally could not be carried back but could be carried forward indefinitely. Further, the TCJA limited NOL absorption to 80% of taxable income. The Cares act temporarily removes the 80% limitation, reinstating it for tax years beginning after 2020. However, due to the uncertainty of future events we have booked valuation allowance of $639,635. FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2021 the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

F-11

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
Deferred tax asset	$639,635	$320,957
Valuation allowance	(639,635)	(320,957)
DEFERRED TAX ASSET (NET)	$-	$-

Leases:

The Company determines if an arrangement is a lease, or contains a lease, at the inception of an arrangement. If the Company determines that the arrangement is a lease, or contains a lease, at lease inception, it then determines whether the lease is an operating lease or finance lease. Operating and finance leases result in recording a right-to-use (“RTU”) asset and lease liability on the consolidated balance sheets. RTU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease RTU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For purposes of calculating operating lease RTU assets and operating lease liabilities, the Company uses the non-cancellable lease term plus options to extend that it is reasonably certain to exercise. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected not to recognize RTU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. The Company has elected not to separate lease and non-lease components for any class of underlying asset.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The Company had a total accumulated deficit of $2,132,115 through December 31, 2021 and net loss of $1,062,326 for the year ended December 31, 2021. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies and financial markets, leading to a global economic downturn. Therefore, the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

Recent Accounting Pronouncements:

Accounting Standards Updates Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The update contains a number of provisions intended to simplify the accounting for income taxes. Adoption of this update on January 1, 2021 had no impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

F-12

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

Leases: In February 2016, FASB issued ASU. 2016-02: Leases (Topic 842) which requires a lessee to recognize a right-of-use (ROU) asset and lease liability on the balance sheet for all leases with a term longer than 12 months and provide enhanced disclosures. The Company will adopt the new standard effective January 1, 2022 using a modified retrospective method and will not restate comparative periods. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard the Company’s prior conclusions about lease identification, lease classification and initial direct costs. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the Company’s balance sheet for its real estate operating leases; and (2) providing significant new disclosures about the Company’s leasing activities.

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses [codified as Accounting Standards Codification Topic (ASC) 326]. ASC 326 adds to US generally accepted accounting principles (US GAAP) the current expected credit loss (CECL) model, a measurement model based on expected losses rather than incurred losses. Under this new guidance, an entity recognizes its estimate of expected credit losses as an allowance, which the FASB believes will result in more timely recognition of such losses. This will become effective in January 2023 and the impact on the company is under evaluation.

In August 2020, the FASB issued ASU No. 2020-06 Debt – Debt With Conversion And Other Options (Subtopic 470-20) And Derivatives and Hedging – Contracts In Entity’s Own Equity (Subtopic 815-40): Accounting For Convertible Instruments And Contracts In An Entity’s Own Equity. The update simplifies the accounting for and disclosures related to company debt that is convertible or can be settled in a company’s own equity securities. The update is effective for fiscal years beginning after December 15, 2021. Management is evaluating the impact of this update on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – PLANT AND EQUIPMENT

For the years ended December 31, 2021 and 2020, the company acquired additional equipment at a cost of $50,277 and $25,189, respectively. Depreciation expense for the years ended December 31, 2021 and 2020, respectively, was $10,119 and $1,800.

	December 31, 2021	December 31, 2020
Furniture and equipment	$89,553	$73,710
Vehicle	34,434	-
Warehouse equipment	9,902	9,902
Total property and equipment	133,889	83,612
Less accumulated depreciation	(70,341)	(60,222)
PROPERTY AND EQUIPMENT, NET	$63,548	$23,390

F-13

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

NOTE 3 – INTANGIBLE ASSETS

			December 31,
Description	Number	Grant date	2021	2020
Patents granted
Compound dome camera assembly	7-274-381	9/25/2007	$137,707	$137,707
Super resolution imaging and tracking system	6-833-843	12/21/2004	140,842	140,842
High density storage system	7-573-715	8/11/2009	134,027	134,027
Super resolution binary imaging and tracking system	9-137-433	9/15/2015	10,811	10,811
Compound dome camera assembly	9-485-395	9/1/2016	37,556	37,556
Compound dome camera assembly	10-148-916	12/4/2018	15,959	15,959
Super resolution binary imaging and tracking system	10-348-963	7/9/2019	32,367	32,367
Super resolution imaging and tracking system	10-404-910	9/3/2019	24,855	24,855
Automated digital magnifier system with hand gesture controls	10-599-920	3/24/2020	7,888	7,888
Method and apparatus for obtaining enhanced resolution images	10-924-668	2/16/2021	32,755	-
Total - Patents granted			574,767	542,012
Trademark - Quantum Definition		2/2/2017	3,306	3,306
Total - Patents and trademarks granted			578,073	545,318
Patents and trademarks pending			63,715	65,557
Other intangible assets			22,000	22,000
Less accumulated amortization			(373,670)	(321,326)
INTANGIBLE ASSETS, NET			$290,118	$311,549

Amortization expense for the year ended December 31, 2021 and 2020, was $52,344 and $23,000, respectively. Other intangible assets in the table above consist of the purchase of the website and the company name. Patent filings are for patents that have not yet been issued and therefore have not yet begun being amortized.

The patents that are being amortized were purchased and recorded at cost over useful lives of 17 years. Trademarks are amortized over useful lives of 10 years.

On August 3, 2021, the trademark SIDECAR has been allowed by the United States Patent and Trademark Office (USPTO.) The allowance is an International Class 9 authorization for a “Day and night vision system primarily comprising motion sensors and a camera for assisting drivers of vehicles.” Epilog’s self-driving product was previously called “Sherpa” and the name change to Sidecar was motivated because of potential trademark conflicts.

On September 14, 2021 a new patent application was filed with the USPTO. On September 24, 2021, three Epilog patents and patent applications were extended to international filings.

Management periodically considers the need for impairment of the intangible assets and currently has no need for impairment. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2021.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

During 2018, the Company entered into an agreement with a manufacturing company to build and test the prototypes. The statement of work estimates the total cost to be $541,000. Payment is through the amortization of the total cost per unit price of the product based on the forecasted volume of product to be purchased by the Company during the first 24 months of full commercial production of the products. To date, no such production has occurred, and no work related to the agreement has been performed.

F-14

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

On September 14, 2020 the board of directors approved to allocate 670,000 shares for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place. For the year ended December 31, 2021, the board of directors approved to allocate an additional 332,500 shares for services rendered to key individuals to be granted once the company stock option plan is in place. At such time as a company stock option plan is adopted and specific terms have been communicated to recipients, the fair value of the options granted shall be calculated using the Black-Scholes model with inputs including term of stock options (in years), exercise price, vesting conditions and risk-free rate.

On April 1, 2020 Epilog entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The original term of the lease was April 1, 2020 through April 31, 2021 at the rate of $2,170 per month. On August 1, 2020 the lease was revised to include some additional space and extended through Dec 31, 2021. The new monthly rate effective August 1, 2020 is $2,470 per month and will increase to $2,544 per month on May 1, 2021. For the years ended December 31, 2021 and December 31, 2020, the Company recognized rent expense of $20,272, respectively

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023 (Note 7).

For the year ended December 31, 2021, the Company reimbursed an officer of the Company for leased space in San Francisco, California utilized primarily for office space at a rate of $5,500 per month for the period commencing May 15, 2021 and ending June 30, 2022. For the year ended December 31, 2021, the company expensed $33,000 related to the lease.

The schedule of future obligations under the leases are as follows:

Schedule of lease obligations:
Year ending December 31, 2022	65,364
Year ending December 31, 2023	$66,324
TOTAL	$131,688

NOTE 5 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, a shareholder of the Company advanced funds for operations. During the year ended December 31, 2021, the shareholder advanced $Nil to the Company. At December 31, 2021, the amount of advances outstanding is $227,525 and is recorded under ‘notes payable related party’ on the balance sheet. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2021 and 2020 was $98,921 and $96,513, respectively.

For the year ended December 31, 2021, the Company reimbursed an officer of the Company for leased space in San Francisco, California utilized primarily for office space at a rate of $5,500 per month for the period commencing May 15, 2021 and ending June 30, 2022. The officer utilizes a room in the premises for his personal use. The remainder of the premises and garage area are utilized for Company business. For the year ended December 31, 2021, the company expensed $33,000 related to the lease.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common stock

F-15

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

The Company is authorized to issue 25,000,000 shares of common stock at $0.0001 par value.

Preferred stock

The Company’s Articles of Incorporation authorize 5,000,000 shares of $0.0001 par value Preferred Stock available for issuance with such rights and preferences, including liquidation dividend, conversion and voting rights, as the Board of Directors may determine.

In 2020, the Company issued a total of 1,387,231 common shares for cash proceeds of $788,423 net of issuance costs of $161,467. We also had 42,962 shares to be issued for a total dollar amount of $31,255. We also had outstanding stock subscriptions receivable of $90,534.

On January 22, 2021 the company issued a total of 17,667 shares of common stock priced at 75 cents a share to two individuals in lieu of services for production of Epilog Reg A+ campaign video.

On February 1, 2021 we issued 42,962 shares from our Reg CF offering valued at $.75 per share for a total of $31,255 associated with shares to be issued as of December 31, 2020.

Between March 1, 2021 and March 14, 2021, the company conducted it’s Reg A+ TTW campaign, on CNN, NFL NET, BLOOMBERG networks.

On March 11, 2021, the company entered an escrow services agreement with Prime Trust, LLC. Prime Trust serves as a third-party escrow agent for subscribers to the Epilog Regulation A+ offering, up to a maximum of 5,000,000.

On March 16, 2021, the company completed filing of registration to sell shares in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri. Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, U.S. Virgin Islands and Puerto Rico.

On March 28, 2021, the company launched its Reg A+ campaign on Start Engine.

For the year ended December 31, 2021, the company entered a series of zero-interest loan agreements with StartEngine Primary, LLC totaling $299,593 to cover the costs of advertising and promotion services. All marketing loans were repaid as of December 31, 2021.

For the year ended December 31, 2021, the Company issued 1,998,091 shares of its Common Stock in conjunction with its Reg A+ securities offering for $2,601,111 for cash proceeds of $1,898,603 net of issuance costs of $702,508.

As of December 31, 2021 and 2020, the Company had shares to be issued of $Nil and $29,974, respectively.

As of December 31, 2021 and 2020, the Company had outstanding stock subscriptions receivable of $100,000 and $90,534, respectively.

F-16

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

NOTE 7 – SUBSEQUENT EVENTS

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2002 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December, 31, 2023.

On January 25, 2022, the Company issued 27,591 of its Common Stock to StartEngine with a fair value of $20,693 in conjunction with its Reg CF securities offering.

On July 5, 2022, the Company issued an additional 1,125 of it Common Stock to StartEngine with a fair value of $844 in conjunction with its Reg CF securities offering

On July 5, 2022 the Company issued 38,588 of its Common Stock to StartEngine with a fair value of $54,203 in conjunction with its Reg A+ securities offering.

As of August 22, 2022, the Company issued an additional 545,286 shares of its Common Stock in conjunction with its Reg A+ securities offering (Note 6) for $714,813 for cash proceeds of $617,794, net of issuance costs of $97,020.

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2021 through October 3, 2022, and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-17

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
1.1	Issuer Agreement with StartEngine Primary, LLC (incorporated by reference to Exhibit 1.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Offering Statement on Form 1-A filed on December 14, 2020)
6.1	Lease Agreement dated January 1, 2022.
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
8.1	Escrow Agreement (incorporated by reference to Exhibit 8.1 to the Offering Statement on Form 1-A filed on October 1, 2020)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: November 1, 2022	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Director Date: November 1, 2022

/s/ Lance Mojaver
Lance Mojaver, Chief Technology Officer
Date: November 1, 2022

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